For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.1

April 25, 2008

ENTERGY REPORTS FIRST QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported first quarter 2008 earnings of $1.56 per share on as-reported and operational bases, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.
Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2008 vs. 2007
(Per share in U.S. $)
	2008	2007	Change
As-Reported Earnings	1.56	1.03	0.53

Less Special Items	-	-	-

Operational Earnings	1.56	1.03	0.53

Weather Impact	(0.03)	(0.02)	(0.01)

Operational Earnings Highlights for First Quarter 2008

  Utility, Parent & Other had higher earnings due primarily to increased revenues.
  Entergy Nuclear earnings increased as a result of higher power prices and additional production from the Palisades plant acquired in second quarter 2007.
  Entergy's Non-Nuclear Wholesale Assets business reported results approximately the same as first quarter 2007.

"We have established aggressive goals for 2008 and while it's early in the year, we are on track for a year of solid accomplishments," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Operating results for the quarter reflect strong business performance even as we resource considerable tasks necessary to create a new public company required by the spin-off of our non-utility nuclear business."
Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results Entergy Nuclear Non-Nuclear Wholesale Assets	4 4 5
IV.	Earnings Guidance	5
V.	Business Separation	7
VI.	Appendices
A.  Spin-Off of Non-Utility Nuclear Business
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Definitions
	G. GAAP to Non-GAAP Reconciliations	9 12 13 16 18 19 21
VII.	Financial Statements	24

Entergy's business highlights include the following:

  The CRO (Corporate Responsibility Officer) magazine named Entergy Corporation to its 100 Best Corporate Citizen's list for 2008 for its corporate responsibility efforts in eight categories including climate change, employee relations, environment, financial, governance, human rights, lobbying, and philanthropy.
  Entergy was again among America's Most Trustworthy Companies according to Forbes.com's annual listing, making the list for its accounting transparency and governance practices.
  Entergy Gulf States Louisiana, L.L.C. completed the acquisition of the Calcasieu facility, two simple cycle gas-fired units that add 322 MW of quick-start capacity for Entergy's WOTAB region.

Entergy's senior management will host its 2008 Analyst Conference on April 25, 2008 in New Orleans to discuss quarterly results and other business matters with investors. In addition, Entergy will webcast its analyst meeting including a presentation by Chief Financial Officer Leo Denault, who will review quarterly results in his presentation. The analyst meeting webcast is scheduled to begin at 7:30 a.m. CT, and will conclude with Denault's presentation scheduled for approximately 11 a.m. CT. The webcast and presentation slides can be accessed via Entergy's Web site at www.entergy.com.

Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2008 versus 2007, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other had higher earnings due to increased revenues. Entergy Nuclear's earnings increased as a result of higher power prices and additional production from the Palisades plant acquired in second quarter 2007 and fewer outage days. These items were partially offset by higher expense primarily associated with including Palisades in the portfolio. Entergy's Non-Nuclear Wholesale Assets business reported results which were approximately the same as first quarter 2007. Entergy's results for the current period also reflect the positive effect of accretion associated with the company's share repurchase program.
Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2008 vs. 2007 (see appendix F for definitions of certain measures)
(Per share in U.S. $)
	First Quarter
	2008	2007	Change
As-Reported
Utility, Parent & Other	0.48	0.44	0.04
Entergy Nuclear	1.12	0.62	0.50
Non-Nuclear Wholesale Assets	(0.04)	(0.03)	(0.01)
Consolidated As-Reported Earnings	1.56	1.03	0.53

Less Special Items
Utility, Parent & Other	-	-	-
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Consolidated Special Items	-	-	-

Operational
Utility, Parent & Other	0.48	0.44	0.04
Entergy Nuclear	1.12	0.62	0.50
Non-Nuclear Wholesale Assets	(0.04)	(0.03)	(0.01)
Consolidated Operational Earnings	1.56	1.03	0.53
Weather Impact	(0.03)	(0.02)	(0.01)

Detailed earnings variance analysis is included in appendix B to this release.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in first quarter 2008 was $448 million compared to $493 million in first quarter 2007. The decrease was due primarily to reduced collections at the Utility of deferred fuel recovery in the current quarter totaling $350 million partially offset by changes in net payables/receivables of $226 million and higher net revenues at Entergy Nuclear of $185 million.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
First Quarter 2008 vs. 2007
(U.S. $ in millions)
	First Quarter
	2008	2007	Change
Utility, Parent & Other	123	277	(154)
Entergy Nuclear	340	216	124
Non-Nuclear Wholesale Assets	(15)	-	(15)
Total Net Cash Flow Provided by Operating Activities	448	493	(45)

II. Utility, Parent & Other Results

In first quarter 2008, Utility, Parent & Other had earnings of $0.48 per share on as-reported and operational bases, compared to $0.44 per share in as-reported earnings and operational earnings in first quarter 2007. Earnings for Utility, Parent & Other in first quarter 2008 reflect higher revenues from sales growth and the absence of a regulatory charge taken in first quarter 2007 partially offset by higher operation and maintenance expense. The higher expense reflects the timing of fossil outages and storm damages expensed at Entergy Arkansas, Inc.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

  Residential sales in first quarter 2008, on a weather-adjusted basis, showed a 3 percent increase compared to first quarter 2007.
  Commercial and governmental sales, on a weather-adjusted basis, were up 2 percent.
  Industrial sales in the current quarter were up 1 percent compared to the same period one year ago.

The residential sales sector showed an increase quarter to quarter with the most significant increase at Entergy New Orleans, Inc., where post-storm recovery continues. An increase in the number of customers also contributed to sales growth in the residential sector as well as the commercial and governmental sectors. Sales in the industrial sector for first quarter 2008 increased compared to the same quarter of 2007. High utilization in the refining and chemical segments is contributing to increased sales while the housing market is putting negative pressure on the building-related industries. Also, efficiency improvement driven by high energy prices is producing declining sales in some areas.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures
First Quarter 2008 vs. 2007 (see appendix F for definitions of measures)
	First Quarter
	2008	2007	% Change	% Weather Adjusted
GWh billed
Residential	8,011	7,792	2.8%	3.3%
Commercial and governmental	6,807	6,665	2.1%	1.9%
Industrial	9,377	9,323	0.6%	0.6%
Total Retail Sales	24,195	23,780	1.7%	1.9%
Wholesale	1,290	1,638	-21.2%
Total Sales	25,485	25,418	0.3%
O&M expense	$17.26	$16.83	2.5%
Number of retail customers (a)
Residential	2,297,765	2,268,152	1.3%
Commercial & governmental	341,066	336,764	1.3%
Industrial	40,860	42,628	-4.1%

  Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina.  Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets.

Entergy Nuclear

Entergy Nuclear earned $1.12 per share on as-reported and operational bases in first quarter 2008, compared to $0.62 in first quarter 2007 for as-reported and operational earnings. Entergy Nuclear's earnings increased as a result of higher power prices and additional production from the Palisades plant acquired in second quarter 2007 and fewer outage days. These items were partially offset by higher expense primarily associated with including Palisades in the portfolio.

Table 5 provides a comparative summary of Entergy Nuclear's operational performance measures.

Table 5: Entergy Nuclear Operational Performance Measures
First Quarter 2008 vs. 2007 (see appendix F for definitions of measures)
	First Quarter
	2008	2007	% Change
Net MW in operation (b)	4,998	4,200	19%
Average realized price per MWh	$61.47	$55.11	12%
Production cost per MWh	$19.98	$19.66	2%
Non-fuel O&M expense/purchased power per MWh	$20.20	$20.76	-3%
GWh billed	10,760	8,315	29%
Capacity factor	97%	91%	7%
Refueling outage days:
Indian Point 2	7	-
Indian Point 3	-	24

Palisades was acquired in April 2007.

Entergy Nuclear's sold forward position is 92%, 83%, and 59% of planned generation at average prices per megawatt-hour of $54, $61 and $58, for 2008, 2009, and 2010, respectively. Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.
Table 6: Entergy Nuclear's Capacity and Generation Projected Sold Forward
2008 through 2012 (see appendix F for definitions of measures)
	Remainder of 2008	2009	2010	2011	2012
Energy
Planned TWh of generation	31	41	40	41	41
Percent of planned generation sold forward (c)
Unit-contingent	49%	48%	31%	29%	16%
Unit-contingent with availability guarantees	38%	35%	28%	14%	7%
Firm liquidated damages	5%	0%	0%	0%	0%
Total	92%	83%	59%	43%	23%
Average contract price per MWh	$54	$61	$58	$55	$51

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	27%	26%	27%	19%
Capacity contracts	63%	38%	31%	15%	2%
Total	89%	65%	57%	42%	21%
Average capacity contract price per kW per month	$2.0	$2.0	$3.4	$3.7	$3.5

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	88%	78%	52%	35%	16%
Average contract revenue per MWh (d)	$56	$62	$61	$57	$52

  A portion of EN's total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.

  Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business incurred a loss of $(0.04) per share on both as-reported and operational bases in first quarter 2008 compared to a loss of $(0.03) per share on as-reported and operational bases in first quarter 2007.

IV. Earnings Guidance

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business as usual basis. Guidance for 2008 does not include a special item for expenses anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below and in Appendix A. Year-over-year changes are shown as point estimates and are applied to 2007 actual results to compute the 2008 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings. 2008 earnings guidance is detailed in Table 7 below.

Table 7: 2008 Earnings Per Share Guidance - As Reported and Operational
(Per share in U.S. $) - Prepared November 2007 (e)
Segment	Description of Drivers	2007 Earnings Per Share	Expected Change	2008 Guidance Midpoint	2008 Guidance Range

Utility, Parent & Other	2007 Operational Earnings per Share	2.74
	Adjustment to normalize weather		(0.11)
	Increased revenue due to sales growth and rate actions		0.35
	Decreased O&M expense		0.10
	Increased depreciation expense		(0.10)
	Decreased interest expense		0.05
	Decreased other income		(0.10)
	Accretion		0.10
	Decreased income taxes/other		0.32
	Subtotal	2.74	0.61	3.35

Entergy Nuclear	2007 Operational Earnings per Share	2.75
	Higher contract and market energy pricing		0.80
	Increased generation from plant acquisition and fewer outages		0.45
	Increased O&M expense		(0.25)
	Increased depreciation expense		(0.12)
	Accretion		0.10
	Increased income taxes/other		(0.33)
	Subtotal	2.75	0.65	3.40

Non-Nuclear Wholesale Assets	2007 Operational Earnings per Share	0.27
	Increased income taxes		(0.32)
	Subtotal	0.27	(0.32)	(0.05)

Consolidated Operational	2008 Operational Earnings per Share	5.76	0.94	6.70	6.50 - 6.90

Consolidated	2007 As-Reported Earnings per Share	5.60
As-Reported	Changes detailed above		0.94
	Nuclear alignment		0.16
	2008 As-Reported	5.60	1.10	6.70	6.50 - 6.90

  Updated January 2008 to reflect 2007 final results.

Key assumptions supporting 2008 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth of roughly 2%
  Increased revenue associated with rate actions
  Decreased non-fuel operation and maintenance expense, primarily due to higher discount rate on benefit plans, absence of minimum bill write-offs, and lower storm reserves
  Increased depreciation associated with rate base growth
  Decreased interest expense as a result of receiving proceeds from Louisiana storm securitization, net of effects on interest expense of other financings
  Decreased other income due primarily to absence of 2007 carrying costs reflected for storm settlements
  Decreased income taxes associated with absence of the 2007 fourth quarter income tax adjustments

Entergy Nuclear

  41 TWh of total output, reflecting an approximate 94% capacity factor, including 30 day refueling outages at Indian Point 2 in Spring 2008, and FitzPatrick and Vermont Yankee, both in Fall 2008
  91% energy sold under existing contracts; 9% sold into the spot market (Additional sales after guidance was issued increased sold forward position to 92%)
  $54/MWh average energy contract price; $69/MWh average unsold energy price based on published market prices in October 2007
  $22.10/MWh non-fuel operation and maintenance expense/purchased power with increase primarily due to full year of Palisades operation (acquired mid April 2007); $21.30/MWh production cost
  Increased depreciation due to continued investment in nuclear fleet and full year of Palisades operation
  Increased income tax expense associated with absence of the 2007 fourth quarter income tax adjustments, a change in New York state tax law and the step-up in tax basis from restructuring the Indian Point 2 non-qualified decommissioning trust fund

Non-Nuclear Wholesale Assets

  Increased income tax associated with the absence of the 2007 fourth quarter income tax adjustments, favorable resolution of tax audit issues, and benefits associated with project restructurings

Share Repurchase Program

  2008 average fully diluted shares outstanding of approximately 197 million

Special Items

  Absence of 2007 nuclear alignment charge

Earnings guidance for 2008 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales are expected to be the most significant variable for 2008 results for Utility, Parent & Other. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2008. Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.

Table 8: 2008 Earnings Sensitivities
(Per share in U.S. $)
Variable	2008 Guidance Assumption	Description of Change	Estimated Annual Impact (f)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Roughly 2% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.03
Rate base	Stable rate base	$100 million change in rate base	- / + 0.03
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.31
Entergy Nuclear
Capacity factor	94% capacity factor	1% change in capacity factor	- / + 0.07
Energy price	9% energy unsold at $69/MWh in 2008	$10/MWh change for unsold energy	- / + 0.12
Non-fuel operation and maintenance expense	$22.10/MWh non-fuel operation and maintenance expense/purchased power	$1 change per MWh	- / + 0.13
Outage (lost revenue only)	94% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $54/MWh for sold and $69/MWh for unsold volumes in 2008	- 0.04 / n/a
Based on actual 2007 average fully diluted shares outstanding of approximately 203 million.

V. Business Separation

On November 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation, formerly referred to as SpinCo, will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Entergy is targeting around third quarter 2008 for completion of the spin-off transaction. Progress achieved during the last quarter includes:

  The steering committee formed last November continues to lead the overall process and make final recommendations on all major business and operational issues; the steering committee's focus shifted from overall framework setting to spin-off implementation during the first quarter
  The project management office, with a cross-section of organizational functions, continues to coordinate detailed activities necessary to execute the spin-off so that Enexus and EquaGen are fully prepared to commence independent operations post spin
  Regulatory proceedings continued to advance

    At the Nuclear Regulatory Commission, Entergy Nuclear Operations, Inc. (ENO) continued to supplement its filing to reflect the spin-off transaction and respond to NRC requests for information; ENO also submitted the necessary filings in the intervention process, including those outlined in a detailed procedural schedule established for the UWUA Local Unions
    In Vermont, ENO responded to requests for information and public hearings were conducted pursuant to the scheduling order issued by the Vermont Public Service Board for the spin-off proceeding; the VPSB permitted five parties to intervene in the proceeding
    In New York, the state attorney general and the Office of the County Executive of Westchester County, N.Y. submitted comments to the New York Public Service Commission regarding the spin-off proposal; additional information is being prepared by ENO to respond to the comments submitted to the NYPSC
    At the Federal Energy Regulatory Commission, the Louisiana Public Service Commission withdrew the only protest filed in the spin-off proceeding
    At the Internal Revenue Service, Entergy submitted its request for a private letter ruling finding that the spin-off transaction qualifies for tax-free treatment for federal income tax purposes for both Entergy and its shareholders

Additional information on the spin-off including proposed new business structure, leadership teams, business overviews, financial aspirations, and a transaction timeline including regulatory filing status are included in Appendix A of this release.

VI. Appendices

Seven appendices are presented in this section as follows:

  Appendix A includes information on Entergy's plan to separate the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business.
  Appendix B includes earnings per share variance analysis.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary of planned capital expenditures for the next three years.
  Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on Entergy's planned spin-off of its non-utility nuclear business.
Appendix A: Spin-off of Non-Utility Nuclear Business

The announced spin-off of Entergy's non-utility nuclear business will establish two independent, publicly traded companies. Enexus Energy Corporation (formally referred to as SpinCo) has been selected as the name of the new company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture. Below are transaction details and other information on Entergy, Enexus and EquaGen.

New Business Structure

Once the transaction is complete, Entergy Corporation's shareholders will own 100 percent of the common equity in both Entergy and Enexus. Enexus' business is expected to be comprised of the non-utility nuclear assets, including the Pilgrim Nuclear Station in Plymouth, Mass., the James A. FitzPatrick and Indian Point Energy Center plants in Oswego and Buchanan, N.Y., respectively, the Palisades plant in Covert, Mich., and the Vermont Yankee plant in Brattleboro, Vt., and a power marketing operation. Entergy's business will be comprised of the current six regulated utility operating subsidiaries, System Energy Resources, Inc., the related services subsidiaries System Fuels, Inc., Entergy Operations, Inc. and Entergy Services, Inc., and the remaining Entergy subsidiaries. The newly created joint venture, EquaGen, is expected to operate the nuclear assets owned by Enexus. EquaGen is also expected to offer nuclear services to third parties, including decommissioning, plant relicensing and plant operations for Cooper Nuclear Station and others.

The joint venture operating structure for Enexus ensures that the core nuclear operations expertise currently in place at each of the non-utility nuclear plants will remain after the spin-off.  Entergy Nuclear Operations, Inc., the current NRC-licensed operator of the non-utility nuclear plants, is expected to be wholly-owned by EquaGen and will remain the operator of the plants after the separation.  Entergy Operations, Inc., the current NRC-licensed operator of Entergy's utility nuclear plants, will also remain in place as a wholly-owned subsidiary of Entergy and will continue to be the operator of the utility nuclear plants.  The decision to retain the existing operators for the nuclear stations reflects Entergy's commitment to maintaining safety, security and operational excellence.

Leadership Team

The Entergy Board of Directors has approved certain elements of the leadership structure and designated individuals who will fill key board and management roles. The EquaGen Board of Managers will be comprised of equal membership from both Entergy and Enexus. Additional details on the structure and leadership will be made available in the coming months. Those assuming new roles or additional responsibilities include:

Entergy:

Executive Vice President and Chief Operating Officer Mark Savoff; currently serves as Entergy's executive vice president of operations

Enexus:

Non-Executive Chairman Donald C. Hintz; currently serves as chairman of the nuclear committee for the Entergy Board of Directors

Chief Executive Officer Richard Smith; currently serves as Entergy's president and chief operating officer

Chief Operating Officer John R. McGaha; currently serves as president of planning, development and oversight for Entergy Nuclear

EquaGen:

Chief Executive Officer and Chief Nuclear Officer Michael R. Kansler; currently serves as president and chief nuclear officer, Entergy Nuclear

Chief Operating Officer John Herron; currently serves as Entergy senior vice president of nuclear operations

Executive management at Entergy that remains unchanged includes:

  Chairman and Chief Executive Officer J. Wayne Leonard
  Executive Vice President and Chief Financial Officer Leo Denault
  Group President Utility Operations Gary Taylor
  Executive Vice President of External Affairs Curt Hebert
  Executive Vice President and General Counsel Robert Sloan
  Chief Nuclear Officer Michael Kansler

Brief Overview of Each Business

After completion of the business separation, Entergy will consist of the current six electric utility subsidiaries in four contiguous states with generating capacity of more than 22,000 megawatts and 15,000 miles of transmission lines. Entergy will be a customer service-focused electric and gas utility with a unique growth opportunity through its portfolio transformation strategy that benefits customers. The company will deliver electricity to 2.7 million customers in Arkansas, Louisiana, Mississippi, and Texas and will remain headquartered in New Orleans, LA.

Enexus is expected to own nearly 5,000 megawatts of nuclear generation, most of which is located in the northeastern United States. This location has some of the highest average regional power prices in the United States both today and expected into the future through at least 2020. Enexus will be uniquely positioned to provide to the region the only pure-play, emission-free nuclear generation. The company will be headquartered in Jackson, Miss.

EquaGen is expected to be owned 50 percent each by Entergy and Enexus, and expected to have operating responsibility for Enexus' nuclear fleet. As a premier nuclear operator, the joint venture will have broad nuclear experience building and operating boiling and pressurized water reactor technologies. EquaGen is expected to be uniquely positioned to grow through offerings of nuclear operating expertise, as well as ancillary nuclear services to third parties, including plant decommissioning and relicensing. The company will be headquartered in Jackson, Miss.

Financial Aspirations

The companies will continue to aspire to deliver superior value to owners as measured by total shareholder return. The companies believe top-quartile shareholder returns are achieved by growing earnings, delivering returns at or above the risk-adjusted cost of capital, maintaining credit quality and flexibility, and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements.

Financial aspirations currently in place for Entergy today can be tailored to each of the businesses going forward. Financial aspirations through 2012 include the following:

Top-quartile total shareholder return:

  Entergy: 6-8% annual earnings per share growth, a 70 to 75% dividend payout ratio target, and capacity for a new share repurchase program targeted at $2.5 billion, $0.5 billion of which has already been authorized by the Entergy Board of Directors, with the balance to be authorized and to commence following completion of spin-off
  Enexus: $2 billion in earnings before interest, income taxes, depreciation and amortization expense (EBITDA), a non-GAAP financial measure defined in Appendix F, for the existing non-utility nuclear fleet portfolio by 2012, assuming an average power price on open positions of roughly $95/MWh, generating cash flow for acquisitions and/or distributions through share repurchases in the range of $0.5 billion to $1 billion annually

Credit quality and flexibility to manage risk and act on opportunities:

  Entergy: investment grade credit with a lower risk profile
  Enexus: strong merchant credit, relative to others (subject to market terms and conditions, Enexus expects to execute roughly $4.5 billion of debt financing)

The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities.

Transaction Timing

Entergy is targeting around the end of third quarter 2008 as the effective date for the spin-off and joint venture transactions to be completed and expects the transactions to qualify for tax-free treatment for U.S. federal income tax purposes for both Entergy and its shareholders. The transactions are subject to various approvals. Final terms of the transactions and spin-off completion are subject to the subsequent approval of the Entergy Board of Directors. In addition, as Entergy pursues completion of the separation and establishment of the joint venture, Entergy will continue to consider, in conjunction with its financial advisors, possible modifications to and variations upon the transaction structure, including a sponsored spin-off, a partial initial public offering preceding the spin-off or the addition of a third party joint venture partner. Citigroup and Goldman Sachs are serving as Entergy's financial advisors in this process.

Proceeding	Pending Regulatory Approvals
Nuclear Regulatory Commission

Request: Entergy Nuclear Operations, Inc. (ENO) continued to supplement its application originally filed on July 30, 2007, pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and 10 CFR 50.80. In each of the supplements to the application ENO provided additional information regarding the spin-off transaction while the original application requested that the Nuclear Regulatory Commission (NRC) consent to the indirect transfer of control of Entergy's non-utility nuclear licenses.
Recent Activity: ENO submitted the necessary filings in the intervention process, including those outlined in a detailed procedural schedule established for the Pilgrim UWUA Local Unions. In addition, the NRC will continue to review the application and prepare a Safety Evaluation Report. If a hearing is granted, which Entergy does not anticipate, the NRC would be expected to issue a procedural schedule providing for limited discovery, written testimony and a legislative-type hearing.
Next Steps: NRC will render a decision on Entergy's request, potentially in the second quarter of 2008.
Other Background: A successful petitioner or hearing request must articulate an "admissible contention" in order for a hearing to be granted, i.e., a material disputed issue of fact or law within the narrow scope of the proceeding. Otherwise, the NRC's rules provide that no hearing will be conducted. Hearings are governed by special rules for expedited proceedings applicable to license transfers.

Vermont Public Service Board

Request: On January 28, 2008, pursuant to 30 V.S.A. Sections 107, 108, 231 and 232, Entergy Nuclear Vermont Yankee, L.L.C. (EVY) and ENO requested approval from the Vermont Public Service Board (VPSB) for the indirect transfer of control, consent to pledge assets, guarantees and assignments of contracts, amendment to Certificate of Public Good (CPG) to reflect name change, replacement of guaranty and substitution of a credit support agreement.
Recent Activity: On March 7, 2008, the VPSB entered a scheduling order to consider the filing. Public hearings were conducted in April 2008, and the schedule sets forth discovery, testimony, hearing and brief dates. The VPSB also permitted five parties to intervene in the proceeding. Also, currently pending before the Vermont House is Senate bill S373, legislation that would require Entergy to over fund the decommissioning trust fund for Vermont Yankee before the VPSB could issue a CPG approving the spin-off transaction. The bill calls for providing 100 percent of the funds for complete restoration of the site. It is not possible to predict the ultimate form that the proposed legislation might take, its effective date, or its impact on Vermont Yankee, including its pending application for change of control in connection with the spin-off transaction.
Next Steps: Parties will undertake the actions outlined in the scheduling order. Technical hearings are scheduled for July 29 - 31, 2008, with final reply briefs due on August 20, 2008, after which the VPSB will render a decision, potentially in third quarter 2008.
Other Background: Under Vermont law, approval requires a finding that actions promote the general good of the state.

New York Public Service Commission

Request: On January 28, 2008, pursuant to New York State Public Service Law ( NYPSL) Sections 69 and 70, Entergy Nuclear Fitzpatrick, L.L.C. (ENFP), Entergy Nuclear Indian Point 2 and 3, L.L.C. (ENIP2 & 3), ENO and corporate affiliate Enexus (formerly referred to as NewCo and SpinCo) filed a petition with the New York Public Service Commission (NYPSC) requesting a declaratory ruling regarding corporate reorganization or in the alternative an order approving the transaction and an order approving debt financing. Petitioners also requested confirmation that the corporate reorganization will not have an impact on ENFP's, ENIP2 & 3's, and ENO's status as lightly regulated entities, given they will continue to be competitive wholesale generators.
Recent Activity: In response to notice of filing published by the NYPSC, comments were filed by the Attorney General for the State of New York and the Office of the County Executive of Westchester County, New York.
Next Steps: Additional information is being prepared by ENO to respond to the comments submitted to the NYPSC. The Staff is expected to make a recommendation to the NYPSC as to next steps, but the timing of that recommendation and the response to the recommendation by the NYPSC cannot be predicted.
Other Background: The NYPSC has established a lightened regulatory regime for wholesale generators in New York, including owners and operators of nuclear generating facilities, under which PSL 70 review of changes in ownership is not required. In the Wallkill order, the NYPSC decided that under this lightened regulatory regime, PSL 70 regulation would not adhere to a transfer of ownership interest in parent entities upstream from affiliates owning and operating NY competitive electric generation facilities, unless there was a potential for harm to the interest of captive utility ratepayers sufficient to override the presumption. The NYPSC can issue a declaratory ruling that the Wallkill Presumption applies and the NYPSC need not review the corporate reorganization. If the NYPSC decides to review the corporate reorganization pursuant to PSL 70 that action triggers a review under the State Environmental Quality Review Act (SEQRA). Petitioners maintain that the corporate reorganization will not change the operation of their assets that could cause an adverse environmental effect. Consequently, if PSL 70 review is required, NYPSC should follow precedent, issue a negative declaration and undertake no further environmental review. Approval under Section 70 of the NYPSL requires a finding that actions are in the public interest.

Federal Energy Regulatory Commission

Request: On February 21, 2008, ENO filed an application pursuant to the Federal Power Act Section 203 requesting authorization from the Federal Energy Regulatory Commission (FERC) by June 20, 2008 for indirect disposition of the jurisdictional facilities that will occur as a result of the proposed transaction in which ownership of the applicants will be spun-off to a new, publicly traded holding company.
Recent Activity: The Louisiana Public Service Commission withdrew the only protest filed in the spin-off proceeding.
Next Steps: Pursuant to the EPAct of 2005, FERC is expected to act on the application within 6 months of the filing and potentially in second quarter 2008.
Other Background: The review of the filing by FERC will ensure that the transaction will have no adverse effects on competition, wholesale or retail rates and Federal and State Regulation. Also, FERC will seek to determine that the transaction will not result in cross-subsidization by a regulated utility or pledge/encumbrance of utility assets for the benefit of a non-utility associate company.

Securities and Exchange Commission

Request/Recent Activity: Filing preparation is in progress. Target filing date is by mid-May 2008.
Next Steps: Pursuant to Section 12 of the 34 Exchange Act, a Form 10 information statement will be filed to register securities with the Securities and Exchange Commission (SEC). The Form 10 is subject to review and comments by the SEC staff and will need to be declared effective prior to the distribution.
Other Background: The Form 10 will ultimately be furnished in connection with the distribution by Entergy to its common shareholders of all of the shares of the common stock of Enexus. The information statement will describe the distribution in detail and will contain information about Enexus, its business, financial condition and operations.

Appendix B provides details of first quarter 2008 vs. 2007 earnings variance analysis for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."
Appendix B: As-Reported Earnings Per Share Variance Analysis
First Quarter 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	0.44		0.59		1.03
Net revenue	0.08	(g)	0.60	(h)	0.68
Income taxes - other	-		0.04		0.04
Share repurchase effect	0.02		0.04		0.06
Taxes other than income taxes	0.06	(i)	(0.02)		0.04
Preferred dividend requirements	0.01		-		0.01
Interest and dividend income	(0.01)		-		(0.01)
Interest expense and other charges	(0.03)		0.01		(0.02)
Nuclear refueling outage expense	-		(0.02)		(0.02)
Decommissioning expense	-		(0.02)		(0.02)
Depreciation/amortization expense	-		(0.04)		(0.04)
Other income (deductions)	(0.04)		(0.01)		(0.05)
Other operation & maintenance expense	(0.05)	(j)	(0.09)	(k)	(0.14)
2008 earnings	0.48		1.08		1.56

Utility Net Revenue Variance Analysis 2008 vs. 2007 ($ EPS)
First Quarter
Sales growth/pricing	0.02
Weather	(0.01)
Other	0.07
Total	0.08
  The increase in the quarter is due primarily to sales growth and regulatory actions.
  The increase in the quarter is due primarily to higher revenues at Entergy Nuclear from higher pricing, production from Palisades acquired in April 2007 and fewer refueling outage days.
  The decrease in the quarter is due primarily to the favorable resolution of a tax audit issue.
  The increase is due primarily to higher fossil outage expense due to timing and storm damage expensed at Entergy Arkansas, Inc.
  The increase is due primarily to adding Palisades to the portfolio in April 2007.

  Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	9.9%

  Recent activity: Briefing process in the appeal of the rate case order is complete. In its briefs, EAI sought to reverse the APSC's decision on a number of issues, following the APSC's earlier denial of EAI's request for rehearing on its rate case.
  Background: EAI's base rates and Rider ECR have been in effect since 1998.  On August 25, 2006, EAI filed a rate case requesting a $150 million increase based on a June 30, 2006 test year using an 11.25% ROE. The rate increase was revised to $106.5 million on rebuttal primarily to remove a plant acquisition included in the initial filing. The APSC order called for a $5.1 million rate reduction, 9.9% ROE and a hypothetical common equity level lower than EAI's actual capital structure. The base rate change was implemented August 29, 2007. Among other actions, the APSC approved retention through December 31, 2008 of the ECR rider for fuel and purchased power recovery and a PCA or production cost allocation rider to recover System Agreement rough production cost equalization payment for calendar year 2006 production costs. In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI has been required to make payments to other operating companies to achieve rough production cost equalization. Further, following testimony and hearings, the APSC issued a consolidated order on December 21, 2007 addressing issues pending in several dockets. As a result of lack of consensus, the Annual Earnings Review process was not approved. EAI may petition for extraordinary storm damage financial relief, and the automatic sunset provision for the ECR and PCA riders was replaced with an 18 month advance notice provision for any potential future termination, following APSC notice and hearing. AEEC and the Attorney General filed an appeal of the consolidated order, following the APSC's denial of its request for rehearing.
  Ouachita acquisition: In its December 21, 2007 consolidated order, the APSC also approved EAI's proposed recovery mechanism for the Interim Tolling Agreement capacity payments through a separate rider. Energy costs will be recovered through the ECR. A hearing for the asset acquisition approval was conducted April 8, 2008.
  Background: In July 2007, EAI concluded negotiations with Cogentrix to acquire the Ouachita Power Facility, a 798MW load-following CCGT at a purchase price of $210 million assuming a December 31, 2008 close, or $325/kW including planned fossil upgrades, contingencies and transaction cost estimated at $46 million, but excluding potential transmission upgrades. EAI has requested approval to sell one-third of the plant output to EGSL on a long-term basis under a separate agreement.

Entergy Texas	10.95%

  Recent activity: Intervener and PUCT Staff testimony was filed in the rate case generally calling for an outcome substantially lower than that requested by ETI. A hearing is scheduled to begin May 13, 2008.
  Background: On September 26, 2007, ETI filed a rate case consisting of three major requests for relief: a $64.3 million base rate increase, a $43.2 million request for various riders, and a fuel reconciliation for the period January 2006 through March 2007 in the amount of $858 million. The rate case is based on a March 31, 2007 test year using an 11% ROE. ETI has operated under a base rate freeze since 1999. Legislation subsequently enacted in June 2005 extended the base rate freeze to mid 2008 but also allowed ETI to file for rate relief through riders for incremental capacity costs (IPCR) and transition costs. In December 2005, the PUCT approved the recovery of $18 million annual capacity costs, subject to reconciliation from September 2005. On January 23, 2008, an agreement was filed with the PUCT to increase the IPCR to $21 million and to add a surcharge for $10.3 million of unrecovered costs. In June 2006, the PUCT approved a settlement in the Transition to Competition Cost recovery case, allowing ETI to recover $14.5 million per year in TTC costs over a 15-year period.
  Qualified Power Region: In January 2008, ETI and SPP met to begin the study directed by the PUCT. Four teams were created to work on the key elements. The study is expected to be submitted in the October 2008 timeframe, along with updated SERC and ERCOT studies. Potential resolution is not likely until late 2008 or early 2009.
  Background: In December 2006, ETI filed a Transition to Competition plan with the PUCT, proposing ETI join ERCOT as it represents the most viable path to full customer choice. In October and November, 2007 the PUCT issued orders in ETI's Transition to Competition case approving Southwest Power Pool's plan to develop information similar to that prepared by ERCOT and requesting an updated analysis of the benefits of remaining in the Southeastern Reliability Council (SERC), to support a PUCT decision on the appropriate qualified power region.

Entergy Gulf States Louisiana	9.90% - 11.40%

  Recent activity: On March 19, 2008, the LPSC approved an uncontested stipulated settlement agreement reached between EGSL and the LPSC for the 2006 test year formula rate plan (FRP) filing calling for no further change in rates. EGSL and the LPSC also agreed to extend the FRP one additional year.
  Background: In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2006 test year filing is the third of three approved filings by the LPSC. The FRP may be extended by mutual agreement of EGSL and the LPSC.
  Storm Cost Recovery: On August 1, 2007, the LPSC approved $187 million as the balance of storm restoration costs for recovery and established $87 million as a reserve for future storms, both to be securitized in the same amounts. In May 2006, EGSI-LA completed the $6 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September 2006, interim recovery shifted to the FRP at the rate of $0.85 million per month. Interim recovery and carrying charges will continue until the securitization process is complete. EGSL is awaiting State Bond Commission approval for Act 55 alternate securitization which has been approved by the LPSC and is expected to produce additional customer benefits relative to Act 64 traditional securitization. In the event, State Bond Commission approval is not obtained in the near future, EGSL will proceed with Act 64 securitization which requires no further approvals.
  Ouachita acquisition: On January 16, 2008, the LPSC exercised its original jurisdiction and granted approval to recover costs associated with the Ouachita Interim Tolling Agreement. A hearing to approve entering into the long-term agreement for the purchase of one-third of the output is scheduled to begin June 23, 2008.
  Background: In July 2007, EAI concluded negotiations with Cogentrix to acquire the Ouachita Power Facility. EGSL expects to purchase one-third of the plant output from EAI on a long-term basis under a separate agreement.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Louisiana	9.45% - 11.05%

  Recent activity: On March 19, 2008, the LPSC approved an uncontested stipulated settlement agreement reached between ELL and the LPSC for the 2005 test year FRP. ELL agreed to credit customers $7.2 million, plus $0.7 million of interest, for ratepayer contribution to the Central States Compact in Nebraska that never came to fruition and to a one-time, fixed amount deduction from the deferred capacity cost balance in the amount of $2.6 million. ELL continues to seek resolution of its 2006 test year FRP filing. A hearing for the 2006 filing is scheduled to begin August 12, 2008.
  Background: In May 2005, the LPSC approved a settlement reestablishing the Company's FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2006 test year filing is the second of three approved filings by the LPSC. The FRP may be extended by the mutual agreement of ELL and the LPSC. ELL's 2006 test year filing made in May 2007 indicated a 7.6% ROE. On September 27, 2007, ELL implemented an $18.4 million increase, subject to refund, $23.8 million representing a 60% adjustment to reach the bottom of the FRP band, net of $5.4 million for reduced capacity costs. The LPSC will allow ELL to defer the difference between the $39.8 million requested for unrecovered fixed costs for extraordinary customer losses associated with Hurricane Katrina and the $23.8 million 60% adjustment as a regulatory asset, pending ultimate LPSC resolution of the 2006 FRP filing. On October 29, 2007, ELL implemented a $7.1 million FRP decrease which is primarily due to the reclassification of certain franchise fees from base rates to collection via a line item on customer's bills pursuant to an LPSC General Order.
   Storm Cost Recovery: On August 1, 2007, the LPSC approved $545 million as the balance of storm restoration costs for recovery and established $152 million as a reserve for future storms, both to be securitized in the same amounts. In April 2006, ELL completed the $14 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September 2006, interim recovery shifted to the FRP at the rate of $2 million per month. Interim recovery and carrying charges will continue until the securitization process is complete. ELL is awaiting State Bond Commission approval for Act 55 alternate securitization which has been approved by the LPSC and is expected to produce additional customer benefits relative to Act 64 traditional securitization. In the event, State Bond Commission is not obtained in the near future, ELL will proceed with Act 64 securitization which requires no further approvals.
  Little Gypsy Repowering: On April 22, 2008, ELL announced that a federal court decision in February unrelated to the project may require ELL to submit another layer of environmental analysis for approval before starting physical construction. The additional analysis could cause a temporary delay in the onset of construction for several months, previously scheduled to begin in July. ELL is in discussions with state and federal environmental agencies to establish the additional analysis and information that needs to be submitted, and will submit a new timetable for construction once it is determined.
  Background: Little Gypsy is a 538MW resource that will be repowered to utilize CFB technology relying on a dual-fuel approach (petroleum coke and IL basin coal), a much needed solid-fuel baseload resource that can reduce Louisiana customers' dependence on natural gas. The projected cost estimate is $1.55 billion with an early 2012 projected in-service date. On November 8, 2007, the LPSC voted unanimously to approve ELL's request to repower Little Gypsy, subject to a number of conditions, including the development and approval of a construction monitoring plan. This approval cleared the way for ELL to order vital equipment, such as boiler and piping components, so that components can be manufactured to keep the project on schedule. As a result, in January 2008, ELL finalized the terms of a target cost EPC contract with the Shaw Group. On December 21, 2007, ELL filed testimony in the Phase II proceeding seeking cash earnings on CWIP and proposing a procedure for synchronizing future base rate recovery via an FRP or base rate filing.

Entergy Mississippi	9.46% - 12.24%

  Recent activity: On March 14, 2008, EMI made its 2007 test year FRP filing indicating an earned ROE of 9.42% compared to a 12.34% mid-point ROE, including 92 basis points for performance incentives. The filing calls for an annual revenue increase of $10.1 million. The filing is currently being reviewed by the Mississippi Public Utilities Staff.
  Background: EMI has been operating under a FRP last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates; earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. In December 2005, the MPSC approved the purchase of the Attala facility and ordered interim recovery. In October 2006, the MPSC approved EMI's filing to revise the Power Management Rider Schedule to extend beyond 2006 recovery of EMI's Attala costs, effective for bills on/after January 1, 2007.

Entergy New Orleans	10.75%

  Recent activity: None
  Background:  Prior to Hurricane Katrina, ENOI operated under a FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. In October 2006, the City Council of New Orleans (CCNO) unanimously approved a settlement agreement with ENOI that called for a phased-in rate increase to ensure the company's ability to focus on restoration of the gas and electric systems, and created a $75 million storm reserve via a storm reserve rider beginning in March 2007 that positions ENOI to pay for future hurricane damage. When fully implemented by January 1, 2008, electric base rates will increase by $3.9 million and gas base rates by $11.0 million. Grand Gulf fuel adjustment clause recovery is also retained. Absent extraordinary circumstances, there will be no further base rate adjustments until April 2009. The order allows ENOI to seek reinstatement of an appropriate FRP following the resetting of rates in 2009. With New Orleans' recovery also taking place faster than expected, in December 2007, ENOI announced a voluntary plan to return an estimated $10.6 million to customers through a 6.15% base rate credit on electric bills.
  Storm Cost Recovery: The October 2006 agreement established storm reserve riders for electric and gas and a process for storm cost recovery. The $200 million CDBG funding allocated by the Louisiana Recovery Authority in October 2006 is to be applied to storm costs; any storm costs left unreimbursed by CDBG funds or insurance receipts will be addressed in ENOI's July 2008 rate filing. The storm reserve rider builds a $75 million reserve for future storm costs over a 10 year period. To date, ENOI has received $180.8 million of CDBG funding for ratepayer mitigation of storm costs and has submitted an additional $10.6 million for funding approval. ENOI will continue to submit storm restoration costs until the $200 million total CDBG funding allocation is reached.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%

  Recent activity: On March 31, 2008, the LPSC filed a complaint requesting that FERC modify the depreciation and decommissioning rates under the Unit Power Sales Agreement to assume a 20 year extension in the operating license of Grand Gulf and reduce the ROE from 10.94% to no greater than 9.75%. On April 22, 2008, the Utility operating companies filed an Answer to the complaint urging FERC to dismiss the complaint in its entirety, or in the alternative, to deny the complaint without a hearing, because (1) the LPSC's claims with respect to depreciation and decommissioning are unsupported and contrary to FERC precedent and (2) the LPSC has failed to meet its statutory burden to show the currently-effective ROE is unjust and unreasonable. The matter is pending before the FERC.
  Background: ROE approved by July 2001 FERC order.

System Agreement	NA

  Recent activity: The Utility operating subsidiaries filed the rough production cost equalization payments required under the FERC Order in June 2007. Payments/receipts based on calendar year 2007 production costs are estimated below. On April 15, 2008, the federal appeals court for the D.C. circuit affirmed the FERC decision with respect to FERC's jurisdiction to order the remedy, establish the bandwidth, and exclude above market costs of the Vidalia plant. The court remanded for further proceedings and consideration, FERC's decision to deny retroactive refunds and to delay implementation of the bandwidth remedy.
  Background: The System Agreement case addresses reallocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued its decision and established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. Based on calendar year 2007 production costs, it is estimated EAI will pay $268 million to EGSL ($147 million), ELL ($46 million), ENOI ($5 million) and ETI ($70 million). However, the actual bandwidth payments based on 2007 production costs and the FERC Form 1 data will be filed with the FERC in May 2008. EAI will recover the retail portion through the production cost allocation rider approved by the APSC, with rates becoming effective for July billing. Receipts for the other utility companies are being reflected predominantly as reductions in fuel expense. Appeals of the FERC decision were filed by the APSC, LPSC, MPSC and AEEC in the federal appeals court for the D.C. circuit, with the appeals consolidated. The City of New Orleans intervened in the LPSC appeal, and Entergy has intervened in all appeals. A Compliance filing to implement the FERC decision in this case was filed by Entergy at FERC on April 10, 2006 which proposed that all payments required by the June 2005 FERC decision be properly reflected as fuel costs. Various comments or protests to the Compliance filing were filed by various parties including a request for summary judgment by the LPSC. In July 2007, the FERC accepted the proposed rates for filing, allowed them to go into effect June 1, 2006 subject to refund, and set them for hearing and settlement procedures. Settlement discussions were not successful and a procedural schedule has been established with the hearing in this matter (referred to as the bandwidth proceeding) currently scheduled to commence in late May 2008. In September 2007, FERC issued an Order on Remand in a proceeding referred to as the Interruptible/Curtailable proceeding. This proceeding considered how interruptible load, joint account purchases and the allocation of net margin for off-system sales would be considered in calculating the load responsibility for Entergy operating companies and the resulting effect on system production costs. FERC ordered that interruptible load be eliminated from calculations effective April 1, 2004 and ordered refunds for a 15 month period beginning May 1995. Entergy's operating companies filed a request for rehearing of the FERC decision and were granted a request to extend the deadline for any refunds until 30 days after the FERC issues an order on rehearing. The Entergy operating companies believe that any refund amounts would be recoverable in future rates. In November 2007, EMI provided notice of its intent to terminate participation in the Entergy System Agreement, and in January 2008, the LPSC unanimously voted to direct its Staff to begin evaluating the potential for a new agreement, given EAI and EMI notices of withdrawal. The CCNO also opened a docket to gather information on progress towards a successor agreement.

  Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

  As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix G-1.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
First Quarter 2008 vs. 2007 (see appendix F for definitions of certain measures)

For 12 months ending March 31	2008	2007	Change
GAAP Measures
Return on average invested capital - as-reported	8.8%	8.4%	0.4%
Return on average common equity - as-reported	15.9%	14.5%	1.4%
Net margin - as-reported	10.6%	10.2%	0.4%
Cash flow interest coverage	4.9	6.1	(1.2)
Book value per share	$39.99	$39.63	$0.36
End of period shares outstanding (millions)	191.9	197.8	(5.9)

Non-GAAP Measures
Return on average invested capital - operational	9.0%	7.7%	1.3%
Return on average common equity - operational	16.3%	12.8%	3.5%
Net margin - operational	10.8%	9.0%	1.8%

As of March 31 ($ in millions)	2008	2007	Change
GAAP Measures
Cash and cash equivalents	916	1,100	(184)
Revolver capacity	1,503	2,170	(667)
Total debt	11,292	10,100	1,192
Debt to capital ratio	58.6%	55.2%	3.4%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	134	145	(11)
Leases - Entergy's share	508	523	(15)
Total off-balance sheet liabilities	642	668	(26)

Non-GAAP Measures
Total gross liquidity	2,419	3,270	(851)
Net debt to net capital ratio	56.5%	52.3%	4.2%
Net debt ratio including off-balance sheet liabilities	58.0%	54.1%	3.9%

Appendix D-2: Historical Performance Measures (see appendix F for definitions of measures)
	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	07YTD	08YTD
Financial (l)
EPS - as-reported ($)	1.33	1.83	1.27	1.03	1.32	2.30	0.96	1.56	1.03	1.56
Less - special items ($)	0.11	0.03	0.48	0.00	0.00	0.00	(0.16)	0.00	0.00	0.00
EPS - operational ($)	1.22	1.80	0.79	1.03	1.32	2.30	1.12	1.56	1.03	1.56
Trailing Twelve Months
ROIC - as-reported (%)	7.3	7.5	8.5	8.4	8.2	8.6	8.3	8.8	8.4	8.8
ROIC - operational (%)	7.4	7.5	7.7	7.7	7.6	8.1	8.5	9.0	7.7	9.0
ROE - as-reported (%)	11.3	11.6	14.2	14.5	14.2	14.6	14.1	15.9	14.5	15.9
ROE - operational (%)	11.5	11.6	12.5	12.8	12.9	13.4	14.5	16.3	12.8	16.3
Cash Flow Interest Coverage	5.2	6.0	7.2	6.1	5.8	5.3	5.0	4.9	6.1	4.9
Debt to capital ratio (%)	52.4	50.4	52.3	55.2	57.3	57.3	57.6	58.6	55.2	58.6
Net debt/net capital ratio (%)	50.4	48.3	49.4	52.3	54.1	53.9	54.7	56.5	52.3	56.5
Utility
GWh billed
Residential (m)	7,240	11,120	7,163	7,792	6,986	11,128	7,376	8,011	7,792	8,011
Commercial & Gov't (m)	7,001	8,587	7,027	6,665	7,043	8,748	7,290	6,807	6,665	6,807
Industrial (m)	9,702	10,316	9,724	9,323	9,813	10,120	9,729	9,377	9,323	9,377
Wholesale (m)	1,861	1,844	1,470	1,638	1,428	1,413	1,666	1,290	1,638	1,290
O&M expense/MWh (m)	$17.03	$14.59	$20.85	$16.83	$19.01	$15.16	$20.23	$17.26	$16.83	$17.26
Reliability
SAIFI (n)	1.7	1.8	1.8	1.8	1.9	1.8	1.8	1.9	1.8	1.9
SAIDI (n)	178	182	189	193	198	188	184	191	193	191
Nuclear
Net MW in operation	4,200	4,200	4,200	4,200	4,998	4,998	4,998	4,998	4,200	4,998
Avg. realized price per MWh (o)	$43.76	$44.90	$44.34	$55.11	$51.28	$53.11	$51.52	$61.47	$55.11	$61.47
Production cost/MWh (p)	$19.61	$18.75	$21.00	$19.66	$21.27	$20.90	$22.64	$19.98	$19.66	$19.98
Non-fuel O&M expense/ purchased power per MWh (p)	$21.65	$21.29	$22.48	$20.76	$24.09	$22.40	$23.94	$20.20	$20.76	$20.20
GWh billed	8,281	9,119	8,684	8,315	8,896	10,105	10,254	10,760	8,315	10,760
Capacity factor	90%	99%	93%	91%	82%	93%	92%	97%	91%	97%

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.
  Data has been restated for the re-consolidation of ENOI which was the accounting adopted by Entergy in second quarter 2007. 4Q07 excludes the effect of the nuclear alignment special.
  Excludes impact of major storm activity.
  Restated to reflect MWh billed as the denominator in the calculation.
  Restated data to reflect moving purchased power from production costs to non-fuel O&M. 4Q07 excludes the effect of the nuclear alignment special.

  Appendix E: Planned Capital Expenditures

  Entergy's capital plan from 2008 through 2010 anticipates $5.9 billion for investment, including $2.7 billion of maintenance capital. The remaining $3.2 billion is for specific investments such as the Utility's portfolio transformation strategy (i.e., Calcasieu and Ouachita acquisitions and Little Gypsy repowering), the steam generator replacement at Entergy's Waterford 3 nuclear unit, environmental compliance spending, transmission upgrades, business function relocation, dry cask storage and nuclear license renewal projects, NYPA value sharing and other initiatives. A potentially significant item not included in these estimates is the cost associated with the proposed inter-connection between Entergy Texas and ERCOT (up to approximately $1 billion). In addition, only minimal amounts for potential new nuclear development at the Grand Gulf and River Bend sites at the Utility are included.

Appendix E: 2008-2010 Planned Capital Expenditures including Entergy New Orleans
($ in millions)	2008	2009	2010	Total
Maintenance capital
Utility, Parent & Other	864	807	811	2,482
Entergy Nuclear	78	78	78	234
Non-Nuclear Wholesale Assets	2	-	-	2
Subtotal	944	885	889	2,718
Other capital commitments
Utility, Parent & Other	1,033	846	675	2,554
Entergy Nuclear	207	189	248	644
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	1,240	1,035	923	3,198
Total Planned Capital Expenditures	2,184	1,920	1,812	5,916

  Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward

  Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

  Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm liquidated damages (LD)

  Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month

  Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades

Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

  Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)	Debt issued by Non-Nuclear Wholesale Assets business joint ventures
Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	Operating income plus depreciation and amortization, plus other regulatory charges (credits) - net
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

  Appendices G-1 and G-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics (q)
($ in millions)	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08
As-reported earnings-rolling 12 months (A)	916	955	1,133	1,151	1,137	1,209	1,135	1,231
Preferred dividends	28	29	28	28	26	25	25	24
Tax effected interest expense	316	324	339	352	365	392	392	396
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,260	1,308	1,499	1,531	1,528	1,626	1,552	1,651

Special items in prior quarters	(37)	(6)	33	132	108	101	0	(32)

Special items 2Q06 thru 1Q08
Utility, Parent & Other ENOI results	11	7	(20)
Entergy-Koch, LP gain			55
Retail Business impairment reserve
Retail Business discontinued operations	13	(1)	(10)
Restructuring - Entergy-Koch, LP distribution			104
Non-Nuclear Wholesale Assets Write-off of tax capital losses			(28)
Nuclear Fleet Alignment							(32)
Total special items (C)	(13)	0	135	132	108	101	(32)	(32)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,273	1,308	1,364	1,399	1,420	1,525	1,584	1,683

Operational earnings, rolling 12 months (A-C)	929	955	998	1,020	1,029	1,108	1,167	1,263

Average invested capital (D)	17,283	17,514	17,688	18,227	18,652	18,866	18,721	18,790

Average common equity (E)	8,080	8,208	7,970	7,939	7,998	8,264	8,030	7,756

Operating revenues (F)	10,747	11,104	10,932	11,295	11,371	11,311	11,484	11,655

ROIC - as-reported (B/D)	7.3	7.5	8.5	8.4	8.2	8.6	8.3	8.8

ROIC - operational ((B-C)/D)	7.4	7.5	7.7	7.7	7.6	8.1	8.5	9.0

ROE - as-reported (A/E)	11.3	11.6	14.2	14.5	14.2	14.6	14.1	15.9

ROE - operational ((A-C)/E)	11.5	11.6	12.5	12.8	12.9	13.4	14.5	16.3

Net margin - as-reported (A/F)	8.5	8.6	10.4	10.2	10.0	10.7	9.9	10.6

Net margin - operational ((A-C)/F)	8.6	8.6	9.1	9.0	9.1	9.8	10.2	10.8

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics (r)
($ in millions)	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08
Gross debt (A)	9,402	9,054	9,356	10,100	10,936	11,194	11,123	11,292
Less cash and cash equivalents (B)	729	745	1,016	1,100	1,320	1,467	1,254	916
Net debt (C)	8,673	8,309	8,340	9,000	9,616	9,728	9,869	10,376

Total capitalization (D)	17,956	17,957	17,899	18,304	19,088	19,529	19,297	19,276
Less cash and cash equivalents (B)	729	745	1,016	1,100	1,320	1,467	1,254	916
Net capital (E)	17,227	17,212	16,883	17,204	17,767	18,062	18,043	18,360

Debt to capital ratio % (A/D)	52.4	50.4	52.3	55.2	57.3	57.3	57.6	58.6

Net debt to net capital ratio % (C/E)	50.4	48.3	49.4	52.3	54.1	53.9	54.7	56.5

Off-balance sheet liabilities (F)	671	668	665	668	664	662	658	642

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	52.2	50.2	51.3	54.1	55.8	55.5	56.3	58.0

Revolver capacity (G)	2,710	3,095	2,770	2,170	1,650	1,804	1,730	1,503

Gross liquidity (B+G)	3,439	3,840	3,786	3,270	2,970	3,271	2,984	2,419

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy's 2007 Annual Report on Form 10-K under (i) Forward-Looking Information, (ii) Item 1A. Risk Factors, (iii) and Item 7. Management's Financial Discussion and Analysis, and (b) the following transactional factors (in addition to others described elsewhere in this release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt incurred by the spun off company and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 162,821	$ 7,890	$ -	$ 170,711
Temporary cash investments - at cost,
which approximates market	132,949	612,046	-	744,995
Total cash and cash equivalents	295,770	619,936	-	915,706
Securitization recovery trust account	27,625	-	-	27,625
Notes receivable	281,747	420,910	(702,657)	-
Accounts receivable:
Customer	447,196	207,859	-	655,055
Allowance for doubtful accounts	(21,329)	-	-	(21,329)
Associated companies	58,064	93,283	(151,347)	-
Other	257,662	45,154	-	302,816
Accrued unbilled revenues	248,898	-	-	248,898
Total accounts receivable	990,491	346,296	(151,347)	1,185,440
Deferred fuel costs	140,702	-	-	140,702
Accumulated deferred income taxes	12,976	-	-	12,976
Fuel inventory - at average cost	227,760	3,489	-	231,249
Materials and supplies - at average cost	462,078	242,328	-	704,406
Deferred nuclear refueling outage costs	75,738	112,543	-	188,281
System agreement cost equalization	268,000	-	-	268,000
Prepayments and other	232,137	39,724	-	271,861
TOTAL	3,015,024	1,785,226	(854,004)	3,946,246

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,776,216	40,396	(7,740,365)	76,247
Decommissioning trust funds	1,322,559	1,896,679	-	3,219,238
Non-utility property - at cost (less accumulated depreciation)	221,069	3,952	-	225,021
Other	71,123	8,752	(5,388)	74,487
TOTAL	9,390,967	1,949,779	(7,745,753)	3,594,993

PROPERTY, PLANT, AND EQUIPMENT

Electric	30,000,285	3,415,833	-	33,416,118
Property under capital lease	739,073	-	-	739,073
Natural gas	305,002	-	-	305,002
Construction work in progress	794,842	187,157	-	981,999
Nuclear fuel under capital lease	417,178	-	-	417,178
Nuclear fuel	151,380	490,126	-	641,506
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,407,760	4,093,116	-	36,500,876
Less - accumulated depreciation and amortization	14,830,965	478,419	-	15,309,384
PROPERTY, PLANT AND EQUIPMENT - NET	17,576,795	3,614,697	-	21,191,492

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	706,807	-	-	706,807
Other regulatory assets	2,923,053	-	-	2,923,053
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	7,720	-	-	7,720
Goodwill	374,099	3,073	-	377,172
Other	750,068	768,779	(569,619)	949,228
TOTAL	4,929,869	771,852	(569,619)	5,132,102

TOTAL ASSETS	$ 34,912,655	$ 8,121,554	$ (9,169,376)	$ 33,864,833

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 883,440	$ 28,056	$ -	$ 911,496
Notes payable:
Associated companies	392,628	310,029	(702,657)	-
Other	25,037	-	-	25,037
Account payable:
Associated companies	108,486	41,124	(149,610)	-
Other	860,250	180,573	-	1,040,823
Customer deposits	294,767	-	-	294,767
Taxes accrued	(14,790)	14,790	-	-
Accumulated deferred income taxes	-	-	-	-
Interest accrued	150,966	2,758	-	153,724
Deferred fuel costs	-	-	-	-
Obligations under capital leases	151,945	-	-	151,945
Pension and other postretirement liabilities	31,770	3,606	-	35,376
System agreement cost equalization	268,000	-	-	268,000
Other	53,399	271,676	-	325,075
TOTAL	3,205,898	852,612	(852,267)	3,206,243

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,979,525	523,361	-	6,502,886
Accumulated deferred investment tax credits	339,045	-	-	339,045
Obligations under capital leases	275,808	-	-	275,808
Other regulatory liabilities	550,734	-	-	550,734
Decommissioning and retirement cost liabilities	1,371,094	1,162,330	-	2,533,424
Accumulated provisions	126,890	10,908	-	137,798
Pension and other postretirement liabilities	1,021,867	321,167	-	1,343,034
Long-term debt	9,720,383	212,560	(5,388)	9,927,555
Other	1,160,721	475,496	(572,127)	1,064,090
TOTAL	20,546,067	2,705,822	(577,515)	22,674,374

Preferred stock without sinking fund	280,510	422,488	(391,932)	311,066

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008	2,163,749	1,071,639	(3,232,906)	2,482
Paid-in capital	7,036,838	2,155,853	(4,338,854)	4,853,837
Retained earnings	5,758,904	1,081,285	60,156	6,900,345
Accumulated other comprehensive income (loss)	(82,946)	(124,829)	626	(207,149)
Less - treasury stock, at cost (56,276,698 shares in 2008)	3,996,365	43,316	(163,316)	3,876,365
TOTAL	10,880,180	4,140,632	(7,347,662)	7,673,150

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,912,655	$ 8,121,554	$ (9,169,376)	$ 33,864,833

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 120,583	$ 6,069	$ -	$ 126,652
Temporary cash investments - at cost,
which approximates market	679,590	447,486	-	1,127,076
Total cash and cash equivalents	800,173	453,555	-	1,253,728
Securitization recovery trust account	19,273	-	-	19,273
Notes receivable	291,101	419,993	(710,933)	161
Accounts receivable:
Customer	413,284	197,440	-	610,724
Allowance for doubtful accounts	(25,789)	-	-	(25,789)
Associated companies	53,543	84,473	(138,016)	-
Other	267,732	35,328	-	303,060
Accrued unbilled revenues.	288,076	-	-	288,076
Total accounts receivable	996,846	317,241	(138,016)	1,176,071
Deferred fuel costs	-	-	-	-
Accumulated deferred income taxes	38,117	-	-	38,117
Fuel inventory - at average cost	205,146	3,438	-	208,584
Materials and supplies - at average cost	454,517	237,859	-	692,376
Deferred nuclear refueling outage costs	43,498	129,438	-	172,936
System agreement cost equalization	268,000	-	-	268,000
Prepayments and other	100,458	28,543	-	129,001
TOTAL	3,217,129	1,590,067	(848,949)	3,958,247

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,521,097	94,103	(7,536,208)	78,992
Decommissioning trust funds	1,370,035	1,937,601	-	3,307,636
Non-utility property - at cost (less accumulated depreciation)	216,640	3,564	-	220,204
Other	80,700	7,251	(5,388)	82,563
TOTAL	9,188,472	2,042,519	(7,541,596)	3,689,395

PROPERTY, PLANT, AND EQUIPMENT

Electric	29,613,366	3,346,428	(772)	32,959,022
Property under capital lease	740,095	-	-	740,095
Natural gas	300,767	-	-	300,767
Construction work in progress	861,523	193,310	-	1,054,833
Nuclear fuel under capital lease	361,502	-	-	361,502
Nuclear fuel	154,713	510,907	-	665,620
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,031,966	4,050,645	(772)	36,081,839
Less - accumulated depreciation and amortization	14,659,224	448,345	-	15,107,569
PROPERTY, PLANT AND EQUIPMENT - NET	17,372,742	3,602,300	(772)	20,974,270

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	595,743	-	-	595,743
Other regulatory assets	2,971,399	-	-	2,971,399
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	7,714	-	-	7,714
Goodwill	374,099	3,073	-	377,172
Other	794,177	758,729	(651,966)	900,940
TOTAL	4,911,254	761,802	(651,966)	5,021,090

TOTAL ASSETS	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 968,701	$ 28,056	$ -	$ 996,757
Notes payable:
Associated companies	399,978	310,955	(710,933)	-
Other	25,037	-	-	25,037
Account payable:
Associated companies	95,943	38,762	(134,705)	-
Other	802,604	228,696	-	1,031,300
Customer deposits	291,171	-	-	291,171
Taxes accrued	-	-	-	-
Accumulated deferred income taxes	-	-	-	-
Interest accrued	185,794	2,174	-	187,968
Deferred fuel costs	54,947	-	-	54,947
Obligations under capital leases	152,615	-	-	152,615
Pension and other postretirement liabilities	31,182	3,613	-	34,795
System agreement cost equalization	268,000	-	-	268,000
Other	68,675	145,489	-	214,164
TOTAL	3,344,647	757,745	(845,638)	3,256,754

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,825,015	554,664	-	6,379,679
Accumulated deferred investment tax credits	343,539	-	-	343,539
Obligations under capital leases	220,438	-	-	220,438
Other regulatory liabilities	490,323	-	-	490,323
Decommissioning and retirement cost liabilities	1,346,422	1,142,639	-	2,489,061
Accumulated provisions	124,483	8,923	-	133,406
Pension and other postretirement liabilities	1,047,745	313,581	-	1,361,326
Long-term debt	9,522,791	283,172	(77,828)	9,728,135
Other	1,250,738	400,436	(584,666)	1,066,508
TOTAL	20,171,494	2,703,415	(662,494)	22,212,415

Preferred stock without sinking fund	280,612	422,482	(391,932)	311,162

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2007	2,228,351	1,068,639	(3,294,508)	2,482
Paid-in capital	6,696,890	2,071,257	(3,917,378)	4,850,769
Retained earnings	5,907,673	923,567	(95,275)	6,735,965
Accumulated other comprehensive income (loss)	(85,205)	92,899	626	8,320
Less - treasury stock, at cost (55,053,847 shares in 2007)	3,854,865	43,316	(163,316)	3,734,865
TOTAL	10,892,844	4,113,046	(7,143,219)	7,862,671

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 42,238	$ 1,821	$ -	$ 44,059
Temporary cash investments - at cost,
which approximates market	(546,641)	164,560	-	(382,081)
Total cash and cash equivalents	(504,403)	166,381	-	(338,022)
Securitization recovery trust account	8,352	-	-	8,352
Notes receivable	(9,354)	917	8,276	(161)
Accounts receivable:
Customer	33,912	10,419	-	44,331
Allowance for doubtful accounts	4,460	-	-	4,460
Associated companies	4,521	8,810	(13,331)	-
Other	(10,070)	9,826	-	(244)
Accrued unbilled revenues	(39,178)	-	-	(39,178)
Total accounts receivable	(6,355)	29,055	(13,331)	9,369
Deferred fuel costs	140,702	-	-	140,702
Accumulated deferred income taxes	(25,141)	-	-	(25,141)
Fuel inventory - at average cost	22,614	51	-	22,665
Materials and supplies - at average cost	7,561	4,469	-	12,030
Deferred nuclear refueling outage costs	32,240	(16,895)	-	15,345
System agreement cost equalization	-	-	-	-
Prepayments and other	131,679	11,181	-	142,860
TOTAL	(202,105)	195,159	(5,055)	(12,001)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	255,119	(53,707)	(204,157)	(2,745)
Decommissioning trust funds	(47,476)	(40,922)	-	(88,398)
Non-utility property - at cost (less accumulated depreciation)	4,429	388	-	4,817
Other	(9,577)	1,501	-	(8,076)
TOTAL	202,495	(92,740)	(204,157)	(94,402)

PROPERTY, PLANT, AND EQUIPMENT

Electric	386,919	69,405	772	457,096
Property under capital lease	(1,022)	-	-	(1,022)
Natural gas	4,235	-	-	4,235
Construction work in progress	(66,681)	(6,153)	-	(72,834)
Nuclear fuel under capital lease	55,676	-	-	55,676
Nuclear fuel	(3,333)	(20,781)	-	(24,114)
TOTAL PROPERTY, PLANT AND EQUIPMENT	375,794	42,471	772	419,037
Less - accumulated depreciation and amortization	171,741	30,074	-	201,815
PROPERTY, PLANT AND EQUIPMENT - NET	204,053	12,397	772	217,222

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	111,064	-	-	111,064
Other regulatory assets	(48,346)	-	-	(48,346)
Deferred fuel costs	-	-	-	-
Long-term receivables	6	-	-	6
Goodwill	-	-	-	-
Other	(44,109)	10,050	82,347	48,288
TOTAL	18,615	10,050	82,347	111,012

TOTAL ASSETS	$ 223,058	$ 124,866	$ (126,093)	$ 221,831

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ (85,261)	$ -	$ -	$ (85,261)
Notes payable:
Associated companies	(7,350)	(926)	8,276	-
Other	-	-	-	-
Account payable:
Associated companies	12,543	2,362	(14,905)	-
Other	57,646	(48,123)	-	9,523
Customer deposits	3,596	-	-	3,596
Taxes accrued	(14,790)	14,790	-	-
Accumulated deferred income taxes	-	-	-	-
Interest accrued	(34,828)	584	-	(34,244)
Deferred fuel costs	(54,947)	-	-	(54,947)
Obligations under capital leases	(670)	-	-	(670)
Pension and other postretirement liabilities	588	(7)	-	581
System agreement cost equalization	-	-	-	-
Other	(15,276)	126,187	-	110,911
TOTAL	(138,749)	94,867	(6,629)	(50,511)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	154,510	(31,303)	-	123,207
Accumulated deferred investment tax credits	(4,494)	-	-	(4,494)
Obligations under capital leases	55,370	-	-	55,370
Other regulatory liabilities	60,411	-	-	60,411
Decommissioning and retirement cost liabilities	24,672	19,691	-	44,363
Accumulated provisions	2,407	1,985	-	4,392
Pension and other postretirement liabilities	(25,878)	7,586	-	(18,292)
Long-term debt	197,592	(70,612)	72,440	199,420
Other	(90,017)	75,060	12,539	(2,418)
TOTAL	374,573	2,407	84,979	461,959

Preferred stock without sinking fund	(102)	6	-	(96)

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008 and 2007	(64,602)	3,000	61,602	-
Paid-in capital	339,948	84,596	(421,476)	3,068
Retained earnings	(148,769)	157,718	155,431	164,380
Accumulated other comprehensive income (loss)	2,259	(217,728)	-	(215,469)
Less - treasury stock, at cost	141,500	-	-	141,500
TOTAL	(12,664)	27,586	(204,443)	(189,521)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 223,058	$ 124,866	$ (126,093)	$ 221,831

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,046,935	$ -	$ (708)	$ 2,046,227
Natural gas	89,395	-	-	89,395
Competitive businesses	6,007	729,278	(6,173)	729,112
Total	2,142,337	729,278	(6,881)	2,864,734

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	454,583	85,918	-	540,501
Purchased power	611,851	15,412	(6,622)	620,642
Nuclear refueling outage expenses	19,337	31,922	-	51,258
Other operation and maintenance	419,934	191,707	(373)	611,268
Decommissioning	23,325	22,671	-	45,996
Taxes other than income taxes	85,786	22,785	-	108,571
Depreciation and amortization	212,423	32,562	-	244,985
Other regulatory charges (credits) - net	35,280	-	-	35,280
Total	1,862,519	402,977	(6,995)	2,258,501

OPERATING INCOME	279,818	326,301	114	606,233

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	9,286	-	-	9,286
Interest and dividend income	43,322	37,495	(26,535)	54,282
Equity in earnings (loss) of unconsolidated equity affiliates	485	(1,414)	-	(929)
Miscellaneous - net	(6,047)	(5,395)	(114)	(11,556)
Total	47,046	30,686	(26,649)	51,083

INTEREST AND OTHER CHARGES
Interest on long-term debt	123,071	73	-	123,144
Other interest - net	40,754	18,319	(26,535)	32,538
Allowance for borrowed funds used during construction	(5,116)	-	-	(5,116)
Preferred dividend requirements and other	4,332	665	-	4,998
Total	163,041	19,057	(26,535)	155,564

INCOME BEFORE INCOME TAXES	163,823	337,930	-	501,752

Income taxes	68,527	124,476	-	193,003

CONSOLIDATED NET INCOME	$ 95,296	$ 213,454	$ -	$ 308,749

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.49	$1.11		$1.60
DILUTED	$0.48	$1.08		$1.56

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				192,639,605
DILUTED				198,300,041

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,112,148	$ -	$ (688)	$ 2,111,460
Natural gas	84,951	-	-	84,951
Competitive businesses	6,709	496,589	(5,650)	497,649
Total	2,203,808	496,589	(6,338)	2,694,060

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	726,929	60,483	-	787,412
Purchased power	439,305	10,942	(6,008)	444,239
Nuclear refueling outage expenses	19,402	23,573	-	42,975
Other operation and maintenance	404,187	160,634	(444)	564,377
Decommissioning	21,712	16,117	-	37,830
Taxes other than income taxes	106,124	16,559	-	122,683
Depreciation and amortization	213,336	19,074	-	232,410
Other regulatory charges (credits) - net	23,540	-	-	23,540
Total	1,954,535	307,382	(6,452)	2,255,466

OPERATING INCOME	249,273	189,207	114	438,594

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	17,258	-	-	17,258
Interest and dividend income	44,836	32,204	(19,930)	57,110
Equity in earnings (loss) of unconsolidated equity affiliates	579	1,045	-	1,624
Miscellaneous - net	(1,856)	(3,350)	(114)	(5,320)
Total	60,817	29,899	(20,044)	70,672

INTEREST AND OTHER CHARGES
Interest on long-term debt	122,063	1,036	-	123,099
Other interest - net	38,116	14,015	(19,916)	32,215
Allowance for borrowed funds used during construction	(10,529)	-	-	(10,529)
Preferred dividend requirements and other	5,366	869	(14)	6,221
Total	155,016	15,920	(19,930)	151,006

INCOME BEFORE INCOME TAXES	155,074	203,186	-	358,260

Income taxes	65,578	80,487	-	146,065

CONSOLIDATED NET INCOME	$89,496	$122,699	$-	$212,195

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.45	$0.61		$1.06
DILUTED	$0.44	$0.59		$1.03

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				200,549,935
DILUTED				206,133,440

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ (65,213)	$ -	$ (20)	$ (65,233)
Natural gas	4,444	-	-	4,444
Competitive businesses	(702)	232,689	(523)	231,463
Total	(61,471)	232,689	(543)	170,674

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(272,346)	25,435	-	(246,911)
Purchased power	172,546	4,470	(614)	176,403
Nuclear refueling outage expenses	(65)	8,349	-	8,283
Other operation and maintenance	15,747	31,073	71	46,891
Decommissioning	1,613	6,554	-	8,166
Taxes other than income taxes	(20,338)	6,226	-	(14,112)
Depreciation and amortization	(913)	13,488	-	12,575
Other regulatory charges (credits )- net	11,740	-	-	11,740
Total	(92,016)	95,595	(543)	3,035

OPERATING INCOME	30,545	137,094	-	167,639

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(7,972)	-	-	(7,972)
Interest and dividend income	(1,514)	5,291	(6,605)	(2,828)
Equity in earnings (loss) of unconsolidated equity affiliates	(94)	(2,459)	-	(2,553)
Miscellaneous - net	(4,191)	(2,045)	-	(6,236)
Total	(13,771)	787	(6,605)	(19,589)

INTEREST AND OTHER CHARGES
Interest on long-term debt	1,008	(963)	-	45
Other interest - net	2,638	4,304	(6,619)	323
Allowance for borrowed funds used during construction	5,413	-	-	5,413
Preferred dividend requirements and other	(1,034)	(204)	14	(1,223)
Total	8,025	3,137	(6,605)	4,558

INCOME BEFORE INCOME TAXES	8,749	134,744	-	143,492

Income taxes	2,949	43,989	-	46,938

CONSOLIDATED NET INCOME	$ 5,800	$ 90,755	$ -	$ 96,554

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.04	$0.50		$0.54
DILUTED	$0.04	$0.49		$0.53

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 8,983,790	$ -	$ (2,721)	$ 8,981,069
Natural gas	210,516	-	-	210,516
Competitive businesses	28,870	2,457,998	(23,380)	2,463,488
Total	9,223,176	2,457,998	(26,101)	11,655,073

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,360,741	327,182	-	2,687,923
Purchased power	2,121,746	66,847	(25,239)	2,163,354
Nuclear refueling outage expenses	75,022	114,233	-	189,255
Other operation and maintenance	1,860,522	837,341	(1,318)	2,696,545
Decommissioning	90,832	85,232	-	176,064
Taxes other than income taxes	389,367	85,580	-	474,947
Depreciation and amortization	855,664	120,622	-	976,286
Other regulatory charges (credits) - net	66,694	-	-	66,694
Total	7,820,588	1,637,037	(26,557)	9,431,068

OPERATING INCOME	1,402,588	820,961	456	2,224,005

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	34,770	-	-	34,770
Interest and dividend income	175,114	144,532	(88,477)	231,169
Equity in earnings (loss) of unconsolidated equity affiliates	1,112	(488)	-	624
Miscellaneous - net	(13,213)	(17,428)	(456)	(31,097)
Total	197,783	126,616	(88,933)	235,466

INTEREST AND OTHER CHARGES
Interest on long-term debt	502,281	3,853	-	506,134
Other interest - net	186,317	58,491	(88,491)	156,317
Allowance for borrowed funds used during construction	(19,619)	-	-	(19,619)
Preferred dividend requirements and other	20,651	3,217	14	23,882
Total	689,630	65,561	(88,477)	666,714

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	910,741	882,016	-	1,792,757

Income taxes	364,044	197,310	-	561,354

INCOME FROM CONTINUING OPERATIONS	546,697	684,706	-	1,231,403

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	-	-	-	-

CONSOLIDATED NET INCOME	$ 546,697	$ 684,706	-	$ 1,231,403

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$2.81	$3.52		$6.33
DILUTED	$2.73	$3.41		$6.14
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	-	-		-
DILUTED	-	-		-
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.81	$3.52		$6.33
DILUTED	$2.73	$3.41		$6.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				194,617,035
DILUTED				200,714,460

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2007
(Dollars in thousands)
(Unaudited)
	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,258,274	$ -	$ (3,335)	$ 9,254,939
Natural gas	194,842	-	-	194,842
Competitive businesses	7,406	1,861,367	(51,483)	1,817,290
Total	9,460,522	1,861,367	(54,818)	11,267,071

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,948,978	265,202	-	3,214,180
Purchased power	2,027,888	81,697	(52,676)	2,056,909
Nuclear refueling outage expenses	77,676	92,872	-	170,548
Other operation and maintenance	1,695,947	761,951	(2,597)	2,455,301
Decommissioning	84,575	63,671	-	148,246
Taxes other than income taxes	409,281	64,978	-	474,259
Depreciation and amortization	857,694	81,161	-	938,855
Other regulatory charges (credits) - net	(52,005)	-	-	(52,005)
Total	8,050,034	1,411,532	(55,273)	9,406,293

OPERATING INCOME	1,410,488	449,835	455	1,860,778

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	43,693	-	-	43,693
Interest and dividend income	163,953	127,841	(90,172)	201,622
Equity in earnings (loss) of unconsolidated equity affiliates	91,164	2,204	-	93,368
Miscellaneous - net	(13,487)	30,555	(456)	16,612
Total	285,323	160,600	(90,628)	355,295

INTEREST AND OTHER CHARGES
Interest on long-term debt	496,626	8,329	-	504,955
Other interest - net	118,462	61,180	(90,118)	89,524
Allowance for borrowed funds used during construction	(27,029)	-	-	(27,029)
Preferred dividend requirements and other	23,832	3,475	(55)	27,252
Total	611,891	72,984	(90,173)	594,702

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,083,920	537,451	-	1,621,371

Income taxes	233,493	238,452	-	471,945

INCOME FROM CONTINUING OPERATIONS	850,427	298,999	-	1,149,426

INCOME FROM DISCONTINUED OPERATIONS (net of taxes of $1,271)	1,743	-	-	1,743

CONSOLIDATED NET INCOME	$ 852,170	$ 298,999	$ -	$ 1,151,169

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$4.14	$1.45		$5.59
DILUTED	$4.06	$1.43		$5.49
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.01	-		$0.01
DILUTED	$0.01	-		$0.01
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.15	$1.45		$5.60
DILUTED	$4.07	$1.43		$5.50

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				205,685,834
DILUTED				209,326,890

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ (274,484)	$ -	$ 614	$ (273,870)
Natural gas	15,674	-	-	15,674
Competitive businesses	21,464	596,631	28,103	646,198
Total	(237,346)	596,631	28,717	388,002

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(588,237)	61,980	-	(526,257)
Purchased power	93,858	(14,850)	27,437	106,445
Nuclear refueling outage expenses	(2,654)	21,361	-	18,707
Other operation and maintenance	164,575	75,390	1,279	241,244
Decommissioning	6,257	21,561	-	27,818
Taxes other than income taxes	(19,914)	20,602	-	688
Depreciation and amortization	(2,030)	39,461	-	37,431
Other regulatory charges (credits )- net	118,699	-	-	118,699
Total	(229,446)	225,505	28,716	24,775

OPERATING INCOME	(7,900)	371,126	1	363,227

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(8,923)	-	-	(8,923)
Interest and dividend income	11,161	16,691	1,695	29,547
Equity in earnings (loss) of unconsolidated equity affiliates	(90,052)	(2,692)	-	(92,744)
Miscellaneous - net	274	(47,983)	-	(47,709)
Total	(87,540)	(33,984)	1,695	(119,829)

INTEREST AND OTHER CHARGES
Interest on long-term debt	5,655	(4,476)	-	1,179
Other interest - net	67,855	(2,689)	1,627	66,793
Allowance for borrowed funds used during construction	7,410	-	-	7,410
Preferred dividend requirements and other	(3,181)	(258)	69	(3,370)
Total	77,739	(7,423)	1,696	72,012

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(173,179)	344,565	-	171,386

Income taxes	130,551	(41,142)	-	89,409

INCOME FROM CONTINUING OPERATIONS	(303,730)	385,707	-	81,977

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	(1,743)	-	-	(1,743)

CONSOLIDATED NET INCOME	$ (305,473)	$ 385,707	-	$ 80,234

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	($1.33)	$2.07		$0.74
DILUTED	($1.33)	$1.98		$0.65
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.01)	-		($0.01)
DILUTED	($0.01)	-		($0.01)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($1.34)	$2.07		$0.73
DILUTED	($1.34)	$1.98		$0.64

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended March 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$308,749	$212,195	$96,554
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(2,909)	10,939	(13,848)
Other regulatory charges (credits) - net	35,280	23,540	11,740
Depreciation, amortization, and decommissioning	290,981	270,240	20,741
Deferred income taxes, investment tax credits, and non-current taxes accrued	97,984	384,324	(286,340)
Equity in earnings of unconsolidated equity affiliates - net of dividends	929	(1,624)	2,553
Changes in working capital:
Receivables	(9,374)	66,142	(75,516)
Fuel inventory	(22,665)	194	(22,859)
Accounts payable	9,522	(282,247)	291,769
Taxes accrued	-	(189,411)	189,411
Interest accrued	(34,238)	(22,204)	(12,034)
Deferred fuel	(195,650)	154,060	(349,710)
Other working capital accounts	(181,401)	(107,080)	(74,321)
Provision for estimated losses and reserves	4,034	(16,602)	20,636
Changes in other regulatory assets	(59,497)	68,720	(128,217)
Other	206,425	(77,868)	284,293
Net cash flow provided by operating activities	448,170	493,318	(45,148)

INVESTING ACTIVITIES
Construction/capital expenditures	(373,317)	(302,567)	(70,750)
Allowance for equity funds used during construction	9,286	17,258	(7,972)
Nuclear fuel purchases	(170,381)	(184,806)	14,425
Proceeds from sale/leaseback of nuclear fuel	112,700	114,486	(1,786)
Proceeds from sale of assets and businesses	-	12,663	(12,663)
Payment for purchase of plant	(56,409)	-	(56,409)
Collections remitted to transition charge account	(8,352)	-	(8,352)
NYPA value sharing payment	(72,000)	-	(72,000)
Decrease in other investments	7,974	105,923	(97,949)
Proceeds from nuclear decommissioning trust fund sales	257,718	160,007	97,711
Investment in nuclear decommissioning trust funds	(294,840)	(189,536)	(105,304)
Net cash flow used in investing activities	(587,621)	(266,572)	(321,049)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	545,000	819,998	(274,998)
Common stock and treasury stock	4,670	30,889	(26,219)
Retirement of long-term debt	(438,227)	(334,873)	(103,354)
Repurchase of common stock	(158,182)	(558,186)	400,004
Redemption of preferred stock	-	(2,250)	2,250
Dividends paid:
Common stock	(144,579)	(108,967)	(35,612)
Preferred stock	(7,270)	(6,079)	(1,191)
Net cash flow used in financing activities	(198,588)	(159,468)	(39,120)

Effect of exchange rates on cash and cash equivalents	17	(11)	28

Net increase (decrease) in cash and cash equivalents	(338,022)	67,267	(405,289)

Cash and cash equivalents at beginning of period	1,253,728	1,016,152	237,576

Effect of the reconsolidation of Entergy New Orleans on cash and cash equivalents	-	17,093	(17,093)

Cash and cash equivalents at end of period	$915,706	$1,100,512	($184,806)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$183,787	$153,913	$29,874
Income taxes	$2,157	$31,433	($29,276)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,231,403	$1,151,169	$80,234
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(29,422)	5,146	(34,568)
Other regulatory charges (credits) - net	66,694	(52,005)	118,699
Depreciation, amortization, and decommissioning	1,152,351	1,087,755	64,596
Deferred income taxes, investment tax credits, and non-current taxes accrued	189,901	735,709	(545,808)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	(624)	2,638	(3,262)
Changes in working capital:
Receivables	(138,162)	87,859	(226,021)
Fuel inventory	(33,304)	38,085	(71,389)
Accounts payable	188,721	(49,938)	238,659
Taxes accrued	2,087	(153,958)	156,045
Interest accrued	(249)	15,687	(15,936)
Deferred fuel	(348,798)	544,404	(893,202)
Other working capital accounts	(147,590)	(187,940)	40,350
Provision for estimated losses and reserves	(38,656)	8,687	(47,343)
Changes in other regulatory assets	126,519	(45,828)	172,347
Other	293,751	(224,158)	517,909
Net cash flow provided by operating activities	2,514,622	2,963,312	(448,690)

INVESTING ACTIVITIES
Construction/capital expenditures	(1,648,780)	(1,264,956)	(383,824)
Allowance for equity funds used during construction	34,770	43,692	(8,922)
Nuclear fuel purchases	(394,307)	(420,027)	25,720
Proceeds from sale/leaseback of nuclear fuel	167,280	240,849	(73,569)
Proceeds from sale of assets and businesses	400	89,822	(89,422)
Payment for purchase of plant	(392,620)	-	(392,620)
Collections remitted to transition charge account	(27,625)	-	(27,625)
NYPA value sharing payment	(72,000)	-	(72,000)
Insurance proceeds received for property damages	83,104	8,742	74,362
Decrease (increase) in other investments	(56,229)	60,772	(117,001)
Proceeds from nuclear decommissioning trust fund sales	1,681,295	653,717	1,027,578
Investment in nuclear decommissioning trust funds	(1,814,068)	(761,242)	(1,052,826)
Other regulatory investments	-	(14,589)	14,589
Net cash flow used in investing activities	(2,438,780)	(1,363,220)	(1,075,560)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	2,591,138	1,909,126	682,012
Preferred stock	10,000	-	10,000
Common stock and treasury stock	52,611	89,539	(36,928)
Retirement of long-term debt	(1,473,299)	(1,483,597)	10,298
Repurchase of common stock	(815,574)	(1,142,379)	326,805
Redemption of preferred stock	(55,577)	(183,881)	128,304
Changes in credit line borrowings - net	-	10,000	(10,000)
Dividends paid:
Common stock	(542,939)	(445,731)	(97,208)
Preferred stock	(27,066)	(27,543)	477
Net cash flow used in financing activities	(260,706)	(1,274,466)	1,013,760

Effect of exchange rates on cash and cash equivalents	58	(3,045)	3,103

Net increase (decrease) in cash and cash equivalents	(184,806)	322,581	(507,387)

Cash and cash equivalents at beginning of period	1,100,512	777,931	322,581

Cash and cash equivalents at end of period	$915,706	$1,100,512	($184,806)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$641,071	$522,482	$118,589
Income taxes	$347,532	$172,171	$175,361